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                                                              Exhibit (11)
                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                       THREE MONTHS               NINE MONTHS
                                      ENDED JUNE 30,            ENDED JUNE 30,
                                     1998       1997          1998        1997

Net income                       $1,185,000   1,243,000    3,289,000   2,855,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         3,459,768  3,483,347     3,446,699   3,507,311

Shares issuable under stock
 options which are poten-
 tially dilutive                     42,254     37,422        47,655      39,534

Shares used for diluted earnings
 per share                        3,502,022  3,520,769     3,494,354   3,546,845


Basic earnings per
 common share                          $.34        .36           .95         .81

Diluted earnings
 per common share                      $.34        .35           .94         .80
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